Exhibit 5.1

Fried, Frank, Harris, Shriver & Jacobson LLP

May 1, 2023

T-Mobile US, Inc.

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, WA 98006

Ladies and Gentlemen:

We are acting as counsel to T-Mobile USA, Inc., a Delaware corporation (the “Company”), T-Mobile US, Inc., a Delaware corporation and the direct parent of the Company (the “Parent Guarantor”), the subsidiaries of the Company listed on Schedule I hereto (collectively with the Parent Guarantor, the “DE Guarantors”) and the subsidiaries of the Company listed on Schedule II hereto (the “Non-DE Guarantors” and, collectively with the DE Guarantors, the “Guarantors”), in connection with the Registration Statement on Form S-3, as it may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the contemplated resale from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as may be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”) by the selling securityholder named in the Registration Statement of the Company’s 4.750% Senior Notes due 2028-1 (the “Resale Debt Securities”) and (iii) guarantees by the Guarantors of the Resale Debt Securities (the “Resale Debt Securities Guarantees”).

The Resale Debt Securities and Resale Debt Securities Guarantees were issued pursuant to the Thirty-Sixth Supplemental Indenture, dated as of April 30, 2018, to the Indenture, dated as of April 28, 2013 (as supplemented to the date hereof, the “2013 Indenture”), among the Company, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee (the “Resale Notes Supplemental Indenture”). The 2013 Indenture, the Resale Notes Supplemental Indenture, the certificates evidencing the Resale Debt Securities, the notations of guarantee with respect to the Resale Debt Securities Guarantees and any other documents contemplated thereby or hereby are collectively referred to herein as the “Documents.”

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company and the Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company, the Guarantors and others, in each case as we have deemed necessary or appropriate for the purposes of this opinion.

One New York Plaza, New York, New York 10004—1980

T: +1.212.859.8000 friedfrank.com

Fried, Frank, Harris, Shriver & Jacobson LLP

May 1, 2023

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, the statements, representations and warranties contained in the Documents, certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Company, the Guarantors and others and assume compliance on the part of all parties to the Documents with their respective covenants and agreements contained therein.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) all of the parties to the Documents (other than the Company and the DE Guarantors) are validly existing and in good standing under the laws of their respective jurisdictions of organization; (ii) the parties to the Documents (other than the Company and the DE Guarantors) have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; (iii) each of the Documents has been duly authorized, executed and delivered by each of the parties thereto (other than the Company and the DE Guarantors); (iv) each of the Documents constitutes a valid and binding obligation of all of the parties thereto (other than the Company and the Guarantors), enforceable against such parties in accordance with their respective terms and (v) all of the parties to the Documents will comply with all of their obligations under the Documents and all laws applicable thereto.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Resale Debt Securities are valid and binding obligations of the Company.

2.	The Resale Debt Securities Guarantees are valid and binding obligations of the Guarantors.

The opinions set forth above are subject to the following qualifications:

(A)	We express no opinion as to the validity, binding effect or enforceability of any provision in any Document:

Fried, Frank, Harris, Shriver & Jacobson LLP

May 1, 2023

i.	relating to indemnification, contribution or exculpation;

ii.

relating to any purported waiver, release or variation of rights or other agreement to similar effect (collectively, a “Waiver”) by any party under any of the Documents to the extent such a Waiver is limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty or ground for discharge or release of, or defense available to, an obligor generally or as a guarantor or co-obligor or otherwise available as a matter of law (including judicial decisions);

iii.

relating to (a) forum selection or submission to jurisdiction (including any waiver of any objection to venue in any court or that a court is an inconvenient forum) to any court other than a court of the State of New York or to the extent that the validity, binding effect or enforceability of such provision is to be considered by any court other than a court of the State of New York, (b) choice of governing law to the extent that the validity, binding effect or enforceability of such provision is to be considered by any court other than a court of the State of New York or a federal court sitting in the State of New York, in each case, applying the choice of law rules of the State of New York, (c) service of process or (d) waivers of any rights to trial by jury;

iv.	specifying that provisions thereof may be modified or waived only in writing;

v.	purporting to give any person the power to accelerate obligations without notice to the obligor;

vi.	specifying that any person may exercise set-off or similar rights other than in accordance with applicable law; or

vii.

relating to payment of late charges, interest (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities governed or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or a forfeiture.

(B)

We express no opinion as to the validity, binding effect or enforceability of any provision of any agreement (i) providing for payments thereunder in a currency other than currency of the United States of America to the extent that a court of competent jurisdiction, under applicable law, will convert any judgment rendered in such other currency into currency of the United States of America or to the extent that payment in a currency other than currency of the United States of America is contrary to applicable law, (ii) providing for governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency or (iii) concerning the enforceability of the waiver of rights or defenses contained in the Documents relating to waiver of stay, extension or usury laws.

Fried, Frank, Harris, Shriver & Jacobson LLP

May 1, 2023

(C)

We express no opinion as to the effect of any law of any jurisdiction other than the State of New York wherein any party to the Documents may be located or wherein enforcement of any Document may be sought that limits the rates of interest legally chargeable or collectible.

(D)	We express no opinion as to any agreement, instrument or other document referred to, or incorporated by reference in, any of the Documents, other than the Documents.

(E)	Our opinions are subject to:

i.	bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect relating to or affecting creditors’ rights or remedies generally;

ii.

general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies), whether such principles are considered in a proceeding in equity or at law; and

iii.

the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

(F) Provisions in the 2013 Indenture or the Resale Notes Supplemental Indenture that provide that the Guarantors’ liability thereunder shall not be affected by actions or failures to act on the part of the holders or the trustee or by modifications or waivers of provisions of the guaranteed obligations, might not be enforceable if such actions, failures to act, modifications or waivers so change the essential nature of the terms and conditions of the guaranteed obligations that, in effect, a new contract has arisen between such recipient and the primary obligor on whose behalf the Resale Debt Securities Guarantee was issued. We have assumed that (i) the obligations of each Guarantor under the Documents are necessary or convenient to the conduct, promotion or attainment of the business of each such Guarantor and (ii) consideration that is sufficient to support the agreements of each Guarantor under the Documents has been received by each such obligor.

Fried, Frank, Harris, Shriver & Jacobson LLP

May 1, 2023

The opinions expressed herein are limited to the laws of the State of New York and to the extent relevant, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the Revised Uniform Limited Partnership Act of the State of Delaware, each as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions “Legal Matters” in each Prospectus and “Legal Matters” in any Prospectus Supplement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

Schedule I

Subsidiary DE Guarantors

Entity	Jurisdiction of Organization
American Telecasting of Seattle, LLC	Delaware
APC Realty and Equipment Company, LLC	Delaware
Assurance Wireless of South Carolina, LLC	Delaware
Assurance Wireless USA, L.P.	Delaware
ATI Sub, LLC	Delaware
Clearwire Communications LLC	Delaware
Clearwire Legacy LLC	Delaware
Fixed Wireless Holdings, LLC	Delaware
IBSV LLC	Delaware
MetroPCS California, LLC	Delaware
MetroPCS Florida, LLC	Delaware
MetroPCS Georgia, LLC	Delaware
MetroPCS Massachusetts, LLC	Delaware
MetroPCS Michigan, LLC	Delaware
MetroPCS Nevada, LLC	Delaware
MetroPCS New York, LLC	Delaware
MetroPCS Pennsylvania, LLC	Delaware
MetroPCS Texas, LLC	Delaware
Nextel Retail Stores, LLC	Delaware
Nextel Systems, LLC	Delaware
Nextel West Corp.	Delaware
NSAC, LLC	Delaware
PRWireless PR, LLC	Delaware
PushSpring, LLC	Delaware
Sprint Capital Corporation	Delaware
Sprint Communications LLC	Delaware
Sprint LLC	Delaware
Sprint PCS Assets, L.L.C.	Delaware
Sprint Solutions LLC	Delaware
Sprint Spectrum LLC	Delaware
Sprint Spectrum Realty Company, LLC	Delaware
TDI Acquisition Sub, LLC	Delaware
T-Mobile Central LLC	Delaware
T-Mobile Financial LLC	Delaware
T-Mobile Innovations LLC	Delaware
T-Mobile Leasing LLC	Delaware
T-Mobile License LLC	Delaware
T-Mobile Northeast LLC	Delaware
T-Mobile Puerto Rico Holdings LLC	Delaware
T-Mobile Puerto Rico LLC	Delaware
T-Mobile Resources LLC	Delaware
T-Mobile South LLC	Delaware
T-Mobile West LLC	Delaware
TMUS International LLC	Delaware

I-1

TVN Ventures LLC	Delaware
VMU GP, LLC	Delaware
WBSY Licensing, LLC	Delaware

I-2

Schedule II

Subsidiary Non-DE Guarantors

Entity	Jurisdiction of Organization
Clear Wireless LLC	Nevada
Clearwire Spectrum Holdings II LLC	Nevada
Clearwire Spectrum Holdings III LLC	Nevada
Clearwire Spectrum Holdings LLC	Nevada
Nextel South Corp.	Georgia
SprintCom LLC	Kansas

II-1